Exhibit 10.1

EagleNXT Provides Corporate Update and Reports Fiscal 2025 Financial Results

Improved margins, reduced net loss, and strengthened balance sheet position Company for scalable growth across Defense and Commercial markets in 2026

ALLEN, Texas, March 31, 2026 – AgEagle Aerial Systems Inc. (dba, EagleNXT) (the “Company” or “EagleNXT”) (NYSE: UAVS), a leading provider of full stack drone, sensors and software solutions for customers worldwide in the commercial and government verticals, today provides a corporate update and announces its financial results for the year ended December 31, 2025.

Corporate Highlights FY2025

●	Expanded defense and government footprint through international deployments of the eBee VISION platform across Latin America and Asia, reinforcing demand for mission-capable unmanned systems
●	Initiated a strategic investment in Aerodrome Group Ltd., expanding exposure to next-generation unmanned systems with extended range and mission-critical capabilities
●	Advanced commercial momentum through continued adoption across public safety, environmental monitoring, and infrastructure markets, supporting diversification
●	Delivered year-over-year growth in drone sales and improved gross margins, reflecting disciplined cost management and scaling of core product lines
●	Launched global shipments of next-generation RedEdge-P™ sensors, expanding the high-margin sensor portfolio and strengthening position in precision agriculture and advanced imaging
●	Strengthened capital structure through a purchase agreement for up to $100 million in Series G preferred financing, enhancing financial flexibility
●	Advanced product development across the integrated drone and sensor platform, aligning capabilities with evolving defense, government, and enterprise requirements
●	Expanded global presence through targeted international initiatives, increasing visibility across key end markets

Financial Highlights FY 2025

●	Increased drone product sales by $1.6 million, or approximately 35% year-over-year
●	Reduced general and administrative expenses by $0.6 million during the year ended December 31, 2025
●	Raised total aggregate proceeds of approximately $36.2 million from preferred equity issuances and warrant exercises during the year ended December 31, 2025, providing working capital and supporting ongoing operations and strategic initiatives

EagleNXT CEO Bill Irby commented, “We executed with discipline and focus in 2025 as we improved gross margins, materially reduced our net loss, and strengthened our balance sheet to support the next phase of growth. We made deliberate decisions to streamline the business, sharpen our focus on higher-value opportunities, and align our cost structure with demand across defense, government, and commercial markets. With increasing adoption of our advanced drone and sensor solutions and a stronger capital position, we enter 2026 with greater clarity, improved operating leverage, and a clear path toward sustained value creation.

“As we look ahead to 2026, our focus is on converting growing demand into scalable revenue while continuing to expand our presence across defense, government, and commercial markets. The current global environment is reinforcing the strategic importance of unmanned systems, with increasing adoption driven by evolving operational needs and a heightened focus on advanced, mission-capable technologies. We are seeing this translate into broader interest in solutions that extend range, endurance, and real-time intelligence capabilities across a range of applications. With a stronger capital position, we remain focused on capital allocation and targeted growth initiatives as we work to enhance operating leverage and drive sustained long-term shareholder value,” concluded Mr. Irby.

Key Financial Results

●	As of December 31, 2025, the Company’s cash on hand was approximately $29.9 million, an increase of $26.3 million, or approximately 730%, as compared to $3.6 million as of December 31, 2024
●	For the year ended December 31, 2025, revenues were $12.8 million as compared to $13.4 million during the year ended December 31, 2024, a decrease of $0.6 million, or 4.3%, reflecting a shift in revenue mix toward higher-growth drone platforms, partially offset by lower sensor and SaaS revenues
●	Gross profit was $6.6 million as compared to $6.3 million for the year ended December 31, 2024, an increase of $0.4 million, or 5.6%, with gross margin expanding to 51.8% from 47.0%
●	For the year ended December 31, 2025, general and administrative expenses were $9.0 million as compared to $9.6 million for the year ended December 31, 2024, a decrease of $0.6 million, or 6.4%
●	Research and development expenses were $3.6 million as compared to $4.0 million for the year ended December 31, 2024, a decrease of $0.4 million, or 9.0%
●	Net loss improved significantly to $(5.3) million as compared to $(35.0) million for the year ended December 31, 2024, a reduction of $29.7 million, or approximately 85%

About EagleNXT

EagleNXT is a leading developer of high-performance drones, advanced sensors, and intelligent software solutions that deliver critical aerial intelligence to customers around the world. With more than one million flights conducted globally, EagleNXT’s platforms are trusted across defense, public safety, agriculture, infrastructure, and environmental monitoring applications. The Company’s drone systems have achieved multiple industry firsts, including FAA approvals for Operations Over People (OOP) and Beyond Visual Line of Sight (BVLOS), as well as EASA C2 certification in Europe and inclusion on the U.S. Department of Defense’s Blue UAS list. EagleNXT’s sensors are integrated on more than 150 different drone models and are used in over 100 research publications worldwide, reinforcing its leadership in precision agriculture, surveying, and environmental sustainability initiatives.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “suggest,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on AgEagle’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict, including risks related to the timing and fulfilment of current and future purchase orders relating to AgEagle’s products, the success of new programs and software updates, the ability to implement a new strategic plan and the success of a new strategic plan. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of AgEagle in general, see the risk disclosures in the most recently filed Annual Report on Form 10-K of AgEagle and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by AgEagle. All such forward-looking statements speak only as of the date they are made, and AgEagle undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise.

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Andy Woodward

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Andy.woodward@EagleNXT.com

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Email: UAVS@EagleNXT.com